Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Third-Quarter 2012 Results

•	Company Reports Revenue of $1.5 Billion and Net Income Attributable to Cliffs’ Shareholders of $85.1 Million, or $0.59 Per Diluted Share

•	Seaborne Pricing for Iron Ore Decreases 36% Year Over Year

•	Year-to-Date Global Iron Ore Sales Volume Increases 7% to 31 Million Tons

CLEVELAND—Oct. 24, 2012—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported third-quarter results for the period ended Sept. 30, 2012. Consolidated revenues decreased 26% for the third quarter to $1.5 billion, from $2.1 billion in the same quarter last year. This was primarily driven by a 36% decrease in year-over-year pricing for seaborne iron ore. Reduced revenues, along with increased labor, mining, and maintenance expenses resulted in a 76% decrease in consolidated sales margin to $198 million, compared with the third quarter of 2011.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “During this volatile pricing environment, management remains focused on executing the Phase II expansion at Bloom Lake and maintaining our cash dividend and investment-grade rating. Our U.S. Iron Ore business continues to deliver consistent performance, generating strong results quarter over quarter. With our diverse customer base in the U.S. and Asia, we believe the Company is well positioned to manage through this business cycle."

Net income attributable to Cliffs’ common shareholders was $85 million, or $0.59 per diluted share, down from $601 million, or $4.15 per diluted share, in the third quarter of 2011. The decrease was primarily due to lower consolidated sales margin, as indicated above. Primarily driven by lower pricing, the Company has reduced its anticipated full-year income from continuing operations. As a result, Cliffs decreased its expected full-year effective tax rate. Also during the quarter, Sonoma Coal was reported as a discontinued operation and generated a $2.7 million loss, which was included within net income attributable to Cliffs' common shareholders.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

U.S. Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Volumes - In Thousands of Long Tons
Total sales volume	6,576	7,891	15,399	16,481
Cliffs’ share of total production volume	5,075	6,273	15,739	17,595
Sales Margin - In Millions
Revenues from product sales and services	$796.0	$1,106.7	$1,942.7	$2,502.0
Cost of goods sold and operating expenses	540.1	625.4	1,233.8	1,218.3
Sales margin	$255.9	$481.3	$708.9	$1,283.7
Sales Margin - Per Long Ton
Revenues from product sales and services*	$110.51	$137.90	$115.19	$142.66
Cash cost**	67.81	74.00	64.48	60.98
Depreciation, depletion and amortization	3.79	2.91	4.67	3.79
Cost of goods sold and operating expenses*	71.60	76.91	69.15	64.77
Sales margin	$38.91	$60.99	$46.04	$77.89

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin. Revenues also exclude venture partner cost reimbursements.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

Third-quarter 2012 U.S. Iron Ore pellet sales volume was 6.6 million tons, compared with 7.9 million tons in the third quarter of 2011. The decrease was attributed to a lower demand for iron ore pellets and timing of vessel shipments. Cliffs indicated that sales volume recorded in third-quarter 2011 included 203,000 tons related to first-half shipments due to recording the full consolidation of Empire Mine.

U.S. Iron Ore third-quarter 2012 revenues per ton were $110.51, down 20% from $137.90 in the year-ago quarter. The prior year's third-quarter revenue included a previously disclosed favorable adjustment of $9.39 per ton related to first-half 2011 revenue that was recorded in third-quarter 2011 due to the full consolidation of Empire Mine. Excluding this adjustment, 2012 third-quarter revenue per ton decreased 14% over the prior year and was primarily attributable to lower year-over-year pricing for seaborne iron ore and changes in customer mix.

Cash cost per ton in U.S. Iron Ore was $67.81, down 8% from $74.00 in the prior year's third quarter. Third-quarter 2011 cash costs included a previously disclosed unfavorable adjustment of $11.07 per ton related to first-half 2011 cash costs that were recorded in third-quarter 2011 due to the full consolidation of Empire Mine. Excluding this, cash costs per ton increased 8%, primarily driven by higher stripping and maintenance costs, as well as idle costs attributed to the previously disclosed planned temporary production curtailment at Empire Mine, and lower fixed-cost leverage.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Eastern Canadian Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Volumes - In Thousands of Metric Tons
Total sales volume	2,375	3,111	6,638	5,499
Total production volume	2,255	2,477	6,189	5,199
Sales Margin - In Millions
Revenues from product sales and services	$253.1	$517.3	$777.8	$942.2
Cost of goods sold and operating expenses	293.6	326.3	820.8	648.7
Sales margin	$(40.5)	$191.0	$(43.0)	$293.5
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$106.57	$166.25	$117.17	$171.32
Cash costs**	106.06	87.37	105.85	91.71
Inventory step-up	—	3.60	—	10.87
Depreciation, depletion and amortization	17.56	13.89	17.81	15.37
Cost of goods sold and operating expenses*	123.62	104.85	123.66	117.95
Sales margin	$(17.05)	$61.40	$(6.48)	$53.37

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

Third-quarter 2012 Eastern Canadian Iron Ore sales volume was 2.4 million tons, a 24% decrease from the 3.1 million tons sold in the third quarter of 2011. The decrease was primarily driven by the timing of vessel shipments related to iron ore concentrate and a lack of iron ore pellet availability. The third-quarter 2012 sales volume mix included 1.4 million tons of iron ore concentrate and 1.0 million tons of iron ore pellets.

Eastern Canadian Iron Ore third-quarter 2012 revenues per ton were $106.57, down 36% from $166.25 in the prior year’s third quarter. The lower per-ton revenues were attributable to decreased year-over-year seaborne pricing for iron ore. Cliffs indicated the Platts Fe Index for a 62% fines product, CFR China, decreased 36% from the year-ago quarter.

Cash cost per ton in Eastern Canadian Iron Ore was $106.06, up 21% from $87.37 in the year-ago quarter. The increase reflected higher cash costs at Wabush Mine of $132 per ton, up 25% from the prior year's comparable quarter, due to higher labor costs and increased spending related to maintenance and repairs. Additionally, third-quarter 2012 cash costs at Bloom Lake Mine were $88 per ton, up 18% from the year-

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

ago quarter, primarily driven by higher fuel, contract labor, and maintenance and supply costs. Cliffs indicated Bloom Lake Mine's cash costs per ton have improved over second-quarter 2012 results primarily due to increased production throughput rates at the mine.

Asia Pacific Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Volumes - In Thousands of Metric Tons
Total sales volume	2,998	2,350	8,840	6,772
Total production volume	2,908	2,422	8,024	6,778
Sales Margin - In Millions
Revenues from product sales and services	$254.2	$400.1	$975.3	$1,127.1
Cost of goods sold and operating expenses	270.0	185.5	719.2	511.7
Sales margin	$(15.8)	$214.6	$256.1	$615.4
Sales Margin - Per Metric Ton
Revenues from product sales and services	$84.79	$170.26	$110.33	$166.44
Cash cost*	76.65	68.13	68.91	64.59
Depreciation, depletion and amortization	13.41	10.81	12.44	10.97
Cost of goods sold and operating expenses	90.06	78.94	81.35	75.56
Sales margin	$(5.27)	$91.32	$28.97	$90.87

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.

Third-quarter 2012 Asia Pacific Iron Ore sales volume increased 28% to 3.0 million tons from 2.4 million tons in 2011’s third quarter. The increase is attributed to the completion of Cliffs’ Koolyanobbing Complex expansion project to achieve an 11-million-ton annual run rate. The project included several logistical infrastructure investments including longer trains, new locomotives, and upgrades to the port.

Revenues per ton for third-quarter 2012 decreased 50% to $84.79, from $170.26 in last year’s third quarter. The decrease was primarily driven by lower year-over-year seaborne pricing for iron ore and customer mix. The current quarter’s sales mix included nearly 900,000 tons of a low-grade iron ore product, which also contributed to the lower year-over-year revenues-per-ton results. The lower-quality product sells at a reduced rate.

Cash cost per ton in Asia Pacific Iron Ore increased 13% to $76.65 from $68.13 in 2011’s comparable quarter. The year-over-year increase was primarily attributable to higher mining costs, partially offset by lower royalty expenses versus the year-ago quarter. Due to geology and the development stage of the newer open-pit mines, Cliffs moved nearly 50% more material compared with the prior year's third quarter.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Volumes - In Thousands of Short Tons
Total sales volume	1,662	646	4,600	3,168
Total production volume	1,434	950	4,539	3,411
Sales Margin - In Millions
Revenues from product sales and services	$241.8	$64.0	$640.9	$388.7
Cost of goods sold and operating expenses	243.1	106.7	637.1	449.1
Sales margin	$(1.3)	$(42.7)	$3.8	$(60.4)
Sales Margin - Per Short Ton
Revenues from product sales and services*	$128.88	$99.38	$123.80	$116.82
Cash cost**	114.56	134.98	107.87	116.29
Depreciation, depletion and amortization	15.10	30.50	15.11	19.60
Cost of goods sold and operating expenses*	129.66	165.48	122.98	135.89
Sales margin	$(0.78)	$(66.10)	$0.83	$(19.07)

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

For the third quarter of 2012, North American Coal sales volume was 1.7 million tons, a 157% increase from the 646,000 tons sold in the prior year’s comparable quarter. The increase was due to significantly higher sales volume from Cliffs’ low-volatile metallurgical coal mines, which achieved meaningfully higher year-over-year production rates. The Company indicated that third-quarter 2011 production and sales volumes were unfavorably impacted by severe weather damage at Oak Grove Mine and the detection of high carbon monoxide at Pinnacle Mine. The year-over-year sales volume increase was partially offset by lower sales from Cliffs’ Toney Fork thermal coal mine. As previously disclosed, Cliffs has curtailed production and reduced its labor force at Toney Fork Mine due to weak thermal coal market conditions.

North American Coal’s third-quarter 2012 revenues per ton were up 30% to $128.88, versus $99.38 in the third quarter of 2011. The increase was primarily driven by sales mix, as third-quarter 2012 included a higher proportion of premium low-volatile metallurgical coal sales. The increase was partially offset by lower year-over-year market pricing for all coal products.

Cash cost per ton decreased 15% to $114.56, from $134.98 in the comparable quarter last year. Third-quarter 2012 cash costs per ton benefited from improved fixed-cost leverage, partially offset by a longwall machine move at Oak Grove Mine.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Sonoma Coal and Amapá
As previously disclosed, Cliffs entered into a definitive share and asset sale agreement to sell its 45% economic interest in Sonoma Coal. The Company expects the transaction to close during the fourth quarter of 2012. Upon completion of the transaction, Cliffs anticipates collecting approximately AUD$141 million in cash proceeds. During the third quarter of 2012, Cliffs reported its 45% economic interest in Sonoma Coal as a loss of $2.7 million, net of tax, in income (loss) from discontinued operations.

Cliffs has a 30% ownership interest in Amapá, an iron ore operation in Brazil. During the third quarter of 2012, Amapá produced approximately 1.6 million tons. Primarily driven by a settlement charge for the termination of a transportation contract and lower year-over-year pricing for seaborne iron ore, Cliffs recorded an equity loss of $14 million for its share of the operation.

Capital Structure, Cash Flow and Liquidity
At quarter end, Cliffs had $36 million of cash and cash equivalents and $3.9 billion in total debt, including $250 million drawn on its $1.75 billion revolving credit facility. For the quarter, Cliffs generated $308 million in cash from operations versus $821 million in the 2011 comparable quarter. The Company indicated weaker year-over-year pricing and higher costs negatively impacted cash from operations results.

Cliffs reported depreciation, depletion and amortization of $133 million during the third quarter of 2012.

Outlook
Looking forward, Cliffs expects the U.S. economy to remain stable for the remainder of the year. The Company anticipates moderate volatility in the pricing for seaborne iron ore and metallurgical coal products, driven by Asian and European end markets. Based on recent destocking activity within China's steel industry and the recent decline in its annualized crude steel production, Cliffs is lowering its full-year expectation for Chinese crude steel production to approximately 715 million tons, from its previous expectation of 730 million tons. Also, due to the year-to-date average spot price for 62% Fe seaborne iron ore of $133 per ton, Cliffs is decreasing its average full-year 2012 seaborne iron ore spot price expectation to approximately $128 per ton (C.F.R. China) from its previous expectation of $145 per ton. The revised pricing assumption serves as the basis for the iron ore business outlook below.

U.S. Iron Ore Outlook (Long tons)
For 2012, the Company is reducing its U.S. Iron Ore sales volume expectation to 22 million tons from its previous expectation of 23 million tons. The decrease reflects a lower expected average for seaborne iron ore pricing during the second half of 2012, which reduces Cliffs' ability to profitably place product in the seaborne market from the lower Great Lakes. Cliffs is maintaining its full-year production volume expectation of approximately 22 million tons.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

The Company is also maintaining its full-year 2012 U.S. Iron Ore revenues-per-ton expectation of approximately $115 - $120, based on the following assumptions:
•Average 2012 U.S. steelmaking utilization rate of approximately 75%; and
•Average 2012 hot-rolled steel pricing of approximately $650 - $675 per ton.

In addition, the revenues-per-ton expectation considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized revenues per ton for the full year will depend on iron ore price changes, customer mix, production input costs and/or steel prices (all factors contained in certain Cliffs’ supply agreements).

Cliffs is also maintaining its full-year 2012 U.S. Iron Ore cash-cost-per-ton expectation of approximately $60 - $65, and depreciation, depletion and amortization expectation of approximately $4 per ton.

In 2013, Cliffs expects to sell approximately 19 million - 20 million tons from its U.S. Iron Ore business. This expectation assumes a slightly lower year-over-year North American blast furnace utilization rate for 2013.

Eastern Canadian Iron Ore Outlook (Metric tons, F.O.B. Eastern Canada)
Cliffs is decreasing its expected full-year production volume to approximately 8.9 million tons, from its previous expectation of 9.2 million tons. As a result, the Company is decreasing its full-year Eastern Canadian Iron Ore sales volume expectation to approximately 9.4 million tons from its previous expectation of 9.6 million tons.

Cliffs is decreasing its full-year 2012 Eastern Canadian Iron Ore revenues-per-ton expectation to approximately $110 - $115 from its previous expectation of $130 - $135 per ton. The decrease is primarily driven by the previously indicated lower full-year assumption for seaborne iron ore pricing. The full-year product mix expectation is anticipated to be approximately 65% iron ore concentrate and 35% iron ore pellets.

Despite the reduced sales and production volumes, the Company is maintaining its Eastern Canadian Iron Ore full-year 2012 cash-cost-per-ton expectation of approximately $100 - $105. Depreciation, depletion and amortization is anticipated to be approximately $18 per ton for full-year 2012.

In 2013, Cliffs expects to sell approximately 13 million - 14 million tons from its Eastern Canadian Iron Ore business, comprised of approximately one-third iron ore pellets and two-thirds iron ore concentrate.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore Outlook (Metric tons, F.O.B. the port)
Cliffs is maintaining its full-year 2012 Asia Pacific Iron Ore expected sales and production volumes of approximately 11.6 million tons and 11.1 million tons, respectively.

Due to the lower assumption for full-year iron ore pricing, Cliffs is reducing its full-year 2012 Asia Pacific Iron Ore revenues-per-ton expectation to approximately $100 - $105, from its previous expectation of $120 - $125. The anticipated product mix is approximately half lump and half fines iron ore.

Cliffs is maintaining its Asia Pacific Iron Ore cash-cost-per-ton expectation of approximately $65 - $70. Cliffs anticipates depreciation, depletion and amortization to be approximately $13 per ton for full-year 2012.

In 2013, Cliffs expects to sell approximately 10 million - 11 million tons from its Asia Pacific Iron Ore business, comprised of approximately 50% lump iron ore and 50% fines iron ore.

North American Coal Outlook (Short tons, F.O.B. the mine)
As the result of softer metallurgical coal market conditions, Cliffs is reducing its full-year sales volume expectation to approximately 6.4 million tons, from its previous expectation of approximately 6.9 million tons. The Company is maintaining its anticipated full-year production volume of 6.2 million tons. Sales volume mix is anticipated to be approximately 4.3 million tons of low-volatile metallurgical coal and 1.4 million tons of high-volatile metallurgical coal, with thermal coal making up the remainder of the expected sales volume.

Cliffs is decreasing its North American Coal 2012 revenues-per-ton expectation to approximately $120 - $125, from its previous expectation of $130 - $135. The decrease is driven by lower pricing for metallurgical coal products.

Due to continuing performance improvements at Cliffs' longwall operations, the Company is decreasing its cash-cost-per-ton expectation to $105 - $110 versus its previous expectation of $110 - $115. Full-year 2012 depreciation, depletion and amortization is expected to be approximately $15 per ton.

In 2013, Cliffs expects to sell approximately 6 million - 7 million tons from its North American Coal business, comprised of approximately 65% low-volatile metallurgical coal, 25% high-volatile metallurgical coal and 10% thermal coal.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

The following table provides a summary of Cliffs’ 2012 guidance for its four business segments:

	2012 Outlook Summary
	U.S. Iron Ore (1)		Eastern Canadian Iron Ore (2)		Asia Pacific Iron Ore (3)		North American Coal (4)
	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook
Sales volume (million tons)	22	23	9.4	9.6	11.6	11.6	6.4	6.9
Revenues per ton	$115 - $120	$115 - $120	$110 - $115	$130 - $135	$100 - $105	$120 - $125	$120 - $125	$130 - $135
Cash cost per ton	$60 - $65	$60 - $65	$100 - $105	$100 - $105	$65 - $70	$65 - $70	$105 - $110	$110 - $115
DD&A per ton	$4	$4	$18	$18	$13	$13	$15	$13

(1)U.S. Iron Ore tons are reported in long tons.
(2)Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)North American Coal tons are reported in short tons, F.O.B. the mine.

Outlook for Amapá and Sonoma
For the full year, Cliffs anticipates a $25 million equity loss for its interest in Amapá, primarily driven by the previously disclosed charge and lower expected pricing for seaborne iron ore. As previously disclosed, Cliffs' sale of its economic interest in Sonoma Coal is expected to be completed in the fourth quarter of 2012.

SG&A Expenses and Other Expectations
Cliffs is reducing its full-year 2012 SG&A expense expectation to approximately $275 million, from its previous expectation of $300 million. The decrease is primarily driven by a continued focus to reduce overhead costs.

To support future growth projects, Cliffs' full-year cash outflows expectation is approximately $165 million. This is comprised of approximately $90 million related to exploration and drilling programs and approximately $75 million related to its chromite project in Ontario, Canada.

For 2012, Cliffs anticipates a full-year effective tax rate benefit of approximately 35%. Excluding the previously disclosed enacted Minerals Resource Rent Tax and other discrete tax items, the Company anticipates its effective tax rate to be approximately 8%. In addition, Cliffs expects its full-year 2012 depreciation, depletion and amortization to be approximately $515 million.

2012 Capital Budget Update and Other Uses of Cash
Due to the Company’s revised outlook, Cliffs is decreasing its full-year 2012 cash flow from operations expectation to approximately $600 million, from its previous expectation of $1.3 billion.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cliffs is maintaining its previously disclosed 2012 capital expenditures budget of approximately $1 billion, comprised of approximately $300 million in sustaining capital and $700 million in growth and productivity-improvement capital.

Cliffs will host a conference call to discuss its third-quarter 2012 results tomorrow, Oct. 25, 2012, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs’ website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.
The Company is organized through a global commercial group responsible for sales and delivery of Cliffs products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and two iron ore mining complexes in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.
News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: the uncertainty or weakness in global economic and/or market conditions, including downward pressure on prices and reduced market demand; trends affecting our financial condition, results of operations or future prospects, particularly any slowing of the economic growth rate in China for an extended period; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson); our ability to successfully complete planned divestitures; our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, materials or services providers, or any other litigation or arbitration; changes in sales volume or mix; the impact of price-adjustment factors on our sales contracts; the ability of our customers to meet their obligations to us on a timely basis or at all; our actual economic iron ore and coal reserves or reductions in current resource estimates; our ability to successfully identify and consummate any strategic investments; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of pre-feasibility and feasibility studies in relation to projects; impacts of increasing governmental regulation and related costs, including failure to receive or maintain required environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; the ability to achieve planned production rates or levels; uncertainties associated with unanticipated geological conditions, natural disasters, weather conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and renew expiring collective bargaining agreements on satisfactory terms; availability of capital equipment and component parts; the amount and timing of any insurance recovery proceeds with respect to Oak Grove mine; risks related to international operations; potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, employee benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

SOURCE: Cliffs Natural Resources Inc.
INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316
FINANCIAL TABLES FOLLOW
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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,447.9	$2,070.7	$4,096.6	$4,790.8
Freight and venture partners' cost reimbursements	97.0	18.4	240.2	169.4
	1,544.9	2,089.1	4,336.8	4,960.2
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,346.6)	(1,246.0)	(3,403.2)	(2,829.4)
SALES MARGIN	198.3	843.1	933.6	2,130.8
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(63.9)	(61.3)	(202.6)	(164.4)
Consolidated Thompson acquisition costs	—	(2.1)	—	(25.0)
Exploration costs	(45.6)	(26.6)	(95.2)	(55.4)
Miscellaneous - net	(12.5)	64.0	25.5	59.4
	(122.0)	(26.0)	(272.3)	(185.4)
OPERATING INCOME	76.3	817.1	661.3	1,945.4
OTHER INCOME (EXPENSE)
Changes in fair value of foreign currency contracts, net	—	(6.2)	0.3	100.5
Interest expense	(47.2)	(49.4)	(141.2)	(168.2)
Other non-operating income	3.3	0.9	6.2	6.7
	(43.9)	(54.7)	(134.7)	(61.0)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY INCOME (LOSS) FROM VENTURES	32.4	762.4	526.6	1,884.4
INCOME TAX (EXPENSE) BENEFIT	64.0	(3.7)	235.2	(287.2)
EQUITY INCOME (LOSS) FROM VENTURES	(15.3)	11.1	(22.7)	2.8
INCOME FROM CONTINUING OPERATIONS	81.1	769.8	739.1	1,600.0
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(2.7)	(16.8)	5.1	3.7
NET INCOME	78.4	753.0	744.2	1,603.7
LESS: INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(6.7)	151.8	25.2	170.1
NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$85.1	$601.2	$719.0	$1,433.6
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$0.62	$4.29	$5.02	$10.24
Discontinued operations	(0.02)	(0.12)	0.04	0.03
	$0.60	$4.17	$5.06	$10.27
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.61	$4.27	$5.00	$10.19
Discontinued operations	(0.02)	(0.12)	0.04	0.03
	$0.59	$4.15	$5.04	$10.22
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	142,396	144,203	142,332	139,563
Diluted	142,895	144,989	142,780	140,321
CASH DIVIDENDS DECLARED PER SHARE	$0.63	$0.28	$1.54	$0.56

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	September 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$36.3	$519.3
Accounts receivable	285.9	287.9
Inventories	526.7	456.9
Supplies and other inventories	259.5	216.9
Derivative assets	78.3	82.1
Assets held for sale	156.6	159.9
Other current assets	322.1	188.2
TOTAL CURRENT ASSETS	1,665.4	1,911.2
PROPERTY, PLANT AND EQUIPMENT, NET	11,030.7	10,404.1
OTHER ASSETS
Investments in ventures	517.0	526.6
Goodwill	1,167.2	1,152.1
Intangible assets, net	133.8	147.0
Deferred income taxes	612.3	209.5
Other non-current assets	170.4	191.2
TOTAL OTHER ASSETS	2,600.7	2,226.4
TOTAL ASSETS	$15,296.8	$14,541.7
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$422.1	$364.7
Accrued expenses	485.2	384.8
Taxes payable	84.7	324.5
Current portion of debt	369.7	74.8
Deferred revenue	125.1	126.6
Liabilities held for sale	29.7	25.9
Other current liabilities	197.8	200.8
TOTAL CURRENT LIABILITIES	1,714.3	1,502.1
POSTEMPLOYMENT BENEFIT LIABILITIES	603.3	665.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	226.3	213.2
DEFERRED INCOME TAXES	1,147.0	1,062.4
LONG-TERM DEBT	3,514.3	3,608.7
BELOW-MARKET SALES CONTRACTS, NET	83.8	111.8
OTHER LIABILITIES	318.6	338.0
TOTAL LIABILITIES	7,607.6	7,502.0
EQUITY
CLIFFS SHAREHOLDERS' EQUITY	6,336.8	5,785.0
NONCONTROLLING INTEREST	1,352.4	1,254.7
TOTAL EQUITY	7,689.2	7,039.7
TOTAL LIABILITIES AND EQUITY	$15,296.8	$14,541.7

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Nine Months Ended September 30,
	2012	2011
OPERATING ACTIVITIES
Net income	$744.2	$1,603.7
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	382.3	306.3
Derivatives and currency hedges	12.0	(84.4)
Equity income (loss) in ventures (net of tax)	22.7	(2.8)
Pensions and other postretirement benefits	(45.4)	(43.3)
Deferred income taxes	(352.5)	(29.7)
Changes in deferred revenue and below-market sales contracts	(36.2)	(156.3)
Other	(10.3)	3.7
Changes in operating assets and liabilities:
Receivables and other assets	(118.6)	(62.5)
Product inventories	(70.4)	(128.5)
Payables and accrued expenses	(252.3)	139.5
Net cash provided by operating activities	275.5	1,545.7
INVESTING ACTIVITIES
Acquisition of Consolidated Thompson, net of cash acquired	—	(4,423.5)
Purchase of property, plant and equipment	(793.6)	(478.9)
Settlements in Canadian dollar foreign exchange contracts	—	93.1
Investment in Consolidated Thompson senior secured notes	—	(125.0)
Other investing activities	8.9	15.7
Net cash used by investing activities	(784.7)	(4,918.6)
FINANCING ACTIVITIES
Net proceeds from issuance of common shares	—	853.7
Net proceeds from issuance of senior notes	—	998.1
Borrowings on term loan	—	1,250.0
Borrowings on bridge credit facility	—	750.0
Repayment of bridge credit facility	—	(750.0)
Repayment of term loan	(49.9)	(265.4)
Debt issuance costs	—	(54.8)
Borrowings under revolving credit facility	670.0	250.0
Repayment under revolving credit facility	(420.0)	—
Repayment of Consolidated Thompson convertible debentures	—	(337.2)
Payments under share buyback program	—	(221.9)
Contributions by joint ventures, net	68.8	—
Common stock dividends	(217.8)	(78.8)
Other financing activities	(23.9)	(27.1)
Net cash provided by financing activities	27.2	2,366.6
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.1)	(15.3)
DECREASE IN CASH AND CASH EQUIVALENTS	(482.1)	(1,021.6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	521.6	1,566.7
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$39.5	$545.1

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544